UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CALIFORNIA MICRO DEVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL MANAGEMENT, LLC
DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC ANTITHESIS OFFSHORE, LTD.
JOHN FICHTHORN
LUKE FICHTHORN
BRYANT RILEY
J. MICHAEL GULLARD
KENNETH POTASHNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 30, 2009, Dialectic Capital Management, LLC (“Dialectic”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees as directors at the 2009 annual meeting of stockholders of California Micro Devices Corporation.

Item 1:  On August 4, 2009, Dialectic issued the following press release:

DIALECTIC CAPITAL MANAGEMENT FILES DEFINITIVE PROXY STATEMENT
AND SENDS LETTER TO CALIFORNIA MICRO DEVICES STOCKHOLDERS

Urges Stockholders to Elect New, Highly Qualified Director Nominees
Whose Interests are Aligned with Stockholders

New York, NY, August 4, 2009 – Dialectic Capital Management, LLC (“Dialectic”) announced today that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with the 2009 annual meeting of stockholders of California Micro Devices Corporation (“CMD” or the “Company”) (NasdaqGM: CAMD) to be held on September 17, 2009.  Dialectic also has sent a letter to the Company’s stockholders urging them to elect three highly qualified and experienced director nominees, John Fichthorn, J. Michael Gullard and Kenneth Potashner, by signing, dating and returning the GOLD proxy card.  The Dialectic group is the second largest stockholder of the Company and beneficially owns 2,025,011 shares, representing approximately 8.8% of the Company’s outstanding common stock.

The full text of the letter follows:

August 4, 2009

SUPPORT DIALECTIC NOMINEES FOR CALIFORNIA MICRO DEVICES BOARD
CURRENT BOARD’S INTERESTS ARE NOT ALIGNED WITH STOCKHOLDERS

Dear Fellow Stockholders:

We are seeking your support to elect our three highly qualified and experienced nominees to the Board of Directors of California Micro Devices Corporation (“CMD” or the “Company”) at the Company’s September 17, 2009 annual meeting.  The Dialectic Group owns 2,025,011 shares, representing 8.8% of the Company’s outstanding common stock, and is the Company’s second largest stockholder.  We have made repeated attempts to work cooperatively and constructively with the Company to achieve our objective of creating a Board that would truly represent the best interests of all stockholders.  Unfortunately, the Board has failed to seriously address our concerns, and we are engaging in this election contest as a last resort.

We believe:

•
the incumbent Board’s minimal equity ownership (only 88,200 shares) has created a large gap between Board and stockholder interests, which needs to be addressed by stockholder representation on the Board

•	the Board has overseen a stagnant business strategy and dramatic deterioration of stockholder value, requiring immediate change

•	the Dialectic Group’s nominees will bring a sense of urgency and fresh perspective to the boardroom

•	our nominees have the operational and financial expertise currently lacking from the Board

We firmly believe a reconstituted Board is vital to the Company’s future success and are therefore seeking to elect three independent and experienced directors to represent the interests of all CMD stockholders. We are not seeking control of the Company. Rather, we want to ensure accountability at the Board level by electing directors who can evaluate the opportunities and challenges at CMD with an ownership mentality and an open mind.  Our interests are clearly aligned with yours.

THE CURRENT BOARD HAS FAILED TO TAKE DECISIVE ACTION
IN THE FACE OF MANAGEMENT’S INABILITY TO CREATE
A SUSTAINABLE BUSINESS MODEL

In the eight years since Robert Dickinson was named CEO, the Company’s enterprise value has fallen from $82.7 million to less than $10 million and its accumulated deficit has more than doubled from $31.3 million to $65.6 million.  We believe this decline in value is a direct consequence of the inability of management, under the direction of the current Board, to capitalize on the Company’s early success with Chip-Scale-Packaging technology, respond to competitive dynamics within the protection industry and implement a sustainable business model.  In our view, under the current Board, CMD has been a rudderless ship whose hopes are precariously pinned to the uncertain business of a few large, top-tier customers.  We have already seen the failure of that business strategy with the decline of CMD’s Motorola business back in 2006, which precipitated a string of losses in eight of the Company’s 12 most recent fiscal quarters.

While CMD stockholders have suffered through deteriorating revenues and continued losses, the Company’s most direct competitors have fared significantly better.  Semtech Corporation (SMTC) and ON Semiconductor Corporation (ONNN), which we believe are the Company’s closest comparables in the Electrostatic Discharge space, have built durable businesses and meaningfully outperformed the Company. Revenues at SMTC and ONNN have expanded at five-year compound annual growth rates (CAGRs) of 10.1% and 10.9%, respectively, while CMD has grown at just 0.29% annually.  Since CMD’s Motorola business began to decline, the Company’s stock price has also lagged far behind these competitors:

In the face of this underperformance, the Board has shown complacency and has been unwilling to hold management accountable for the Company’s dismal results.  We believe the Board’s inaction is in large part due to the directors’ minimal equity ownership in the Company and a lack of fresh ideas at the Board level.  We believe the election of the Dialectic Group’s nominees to the Board is the best option to bring a sense of urgency and accountability.

WE BELIEVE THAT BOARD AND MANAGEMENT INTERESTS ARE NOT PROPERLY ALIGNED WITH THOSE OF STOCKHOLDERS

We believe the evident misalignment of interests between stockholders, on the one hand, and the Board and management, on the other, is at the heart of the Company’s problems and demands immediate change at the Board level.  Together, the Board and senior management directly own only 88,200 shares, or 0.38% of CMD’s outstanding shares.  This number is particularly striking when viewed in light of disclosure in the Company’s proxy statement that, under the Company’s employee stock purchase plan, during fiscal 2009 alone, other Company employees purchased over 250,000 shares.  Why is it that the Board and management do not display the same degree of confidence and support of the Company as its other employees?

While the Board members have chosen not to invest alongside their employees and other stockholders, they have chosen to engage in a number of poor corporate governance practices that have served to entrench and isolate them from stockholders.  These tactics include implementing a poison pill without stockholder approval, depriving stockholders of the ability to call special meetings and funneling stockholder concerns through Mr. Dickinson, the Company’s only non-independent director.

The Board would have you believe that we have posed “obstacles” to their consideration of our nominees to serve on the Board.  In reality, given their insulation from stockholders and poor corporate governance track record, it is the current directors who continue to pose obstacles to stockholder representation on the Board.

WE BELIEVE THE CURRENT BOARD HAS ACTED TO BENEFIT ITSELF AND MANAGEMENT AT THE EXPENSE OF STOCKHOLDERS

The Board’s recent actions continue to foster a corporate culture that, in our view, is detrimental to existing stockholders.  Management’s proxy statement for the 2009 annual meeting highlights a number of the Board’s questionable executive compensation decisions, which we believe are particularly indefensible in view of the continued decline in the Company’s financial performance.  Specifically:

•
For fiscal 2010, the Board simply decided to maintain the current base salaries of the Company’s executive officers despite the economic downturn.  We find it incomprehensible that, given the Company’s dismal financial performance and the current economic environment, in which many companies have slashed compensation, the Board (one of whose members is a compensation consultant!) could have made such a decision without the benefit of any analysis whatsoever.

•
The Board made what it calls “minor” modifications to the Company’s bonus plan for fiscal 2009 and 2010, providing for a portion of management bonuses (20% for fiscal 2009 and 25% for fiscal 2010) to be determined at the discretion of the Board.  In previous years, bonuses were determined solely on the basis of objective financial targets.  The result?  Despite the fact that no bonuses were paid to the Company’s senior management for fiscal 2008, as financial targets were missed, and the Company’s financial performance continued to decline in fiscal 2009, the Company’s top executives received bonuses for fiscal 2009.

•
In addition, the Board modified the bonus plan for fiscal 2009 and 2010 to provide for quarterly, rather than annual, bonus payments.  There is also no provision for recalculating these bonuses should there be a restatement of the Company’s financial statements.  We believe this quarterly bonus structure encourages the manipulation of financial results and rewards fluctuations in results rather than sustained performance.

•
The Board continues to hand out lucrative option packages to senior management, granting options to purchase a total of 325,000 shares in each of fiscal 2008 and fiscal 2009, and determining to grant the same awards in fiscal 2010, again without apparent regard for the Company’s deteriorating financial performance and without tying the vesting of these options to future performance.

•
In connection with the appointment of Jon Castor to the Board on July 7, 2009 and in obvious anticipation of our election contest, the Board amended the vesting of options to provide that if a newly-appointed director stands for election but is not elected to the Board prior to the vesting of the first tranche of the director’s option, that tranche would be accelerated and vest in full.  That the Board is so willing to hand out dilutive options to a director for such limited service to stockholders speaks volumes as to its philosophy on the value of equity-based compensation.

•
The Board doubled, to 18 and 12 months, respectively, the length of time that the CFO and other vice presidents of the Company would receive severance pay in the event of a change in control, allegedly to correct an inconsistency between the treatment of these executives and the CEO.  We find the timing of this action, which came after we had proposed a sale of the Company and nominated our slate of directors, to be highly suspicious.

Ask yourselves:  Are these the actions of a Board that is concerned with improving the Company’s financial performance and maximizing stockholder value?  We believe these actions clearly demonstrate that the Board’s primary concern is protecting its and managements’ own interests at the expense of stockholders.

WE BELIEVE THE CURRENT BOARD SHOULD NOT BE ENTRUSTED WITH THE COMPANY’S FUTURE

Is this the Board you want determining the future direction of your Company?  The Company has said on a number of occasions that it is seeking to pursue acquisitions of other businesses.  The Company itself is on record as stating that it has “no recent successful experience in making such acquisitions…”, which is clearly an understatement.  The only acquisition consummated by the Company during Mr. Dickinson’s eight years as CEO is the Arques Technology transaction, completed in fiscal 2007 for a purchase price of just $8.4 million.  Less than two years later, the Company wrote off all $5.3 million in goodwill recorded for that acquisition.  The risks of an ill-fated acquisition are heightened by the fact that the Board and management collectively hold approximately 2.9 million underwater stock options, which we believe encourages the pursuit of high-risk/high-reward strategies that are not in the best interests of stockholders.  We cannot afford to allow the Company to make another costly mistake under the direction of the current Board.

THE DIALECTIC GROUP’S NOMINEES WILL BRING EXPERIENCE AND ACCOUNTABILITY TO THE BOARD

In our view, CMD needs new Board members with a fresh perspective to develop and execute a successful turnaround of the Company and provide accountability to stockholders.  Two of our nominees have extensive operational and board experience in the technology sector.  We also believe it is critically important to augment these candidates with direct stockholder representation to promote Board action that is in the best interests of all stockholders:

•
John Fichthorn co-founded Dialectic Capital Management, LLC, an investment management firm and CMD’s second largest stockholder, in 2003.  Mr. Fichthorn has been a technology-focused investor since 1997.

•
J. Michael Gullard is a General Partner at Cornerstone Management, Inc., a professional turn-around and restructuring firm.  Mr. Gullard has 35 years of financial, general management and venture capital experience in the technology industry, notably at Telecommunications Technology, Inc. and Intel Corporation.  Mr. Gullard serves on the Board of Directors of Alliance Semiconductor Corporation, DynTek, Inc., JDA Software Group Inc., Planar Systems Inc. and Proxim Wireless Corporation and has valuable experience working cohesively with incumbent directors following a successful election contest.

•
Kenneth Potashner has served as Chairman of the Board of Newport Corporation, a leading global supplier of advanced-technology products and systems, since September 2007 and as a member of its Board of Directors since 1998.  Mr. Potashner has over 20 years of experience as a successful technology company executive, including with Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors, and SONICblue Incorporated, a supplier of digital media appliances and services.

In addition to adding much needed operational experience and accountability to the Board, we believe the election of the Dialectic Group’s nominees will send a strong message to management and the remaining directors that stockholders demand that the Board represent their best interests.

THE DIALECTIC GROUP’S NOMINEES ARE COMMITTED TO
REPRESENTING ALL STOCKHOLDERS’ INTERESTS

The primary objective of the Dialectic Group’s nominees is to ensure that the Company’s capital is allocated in the most efficient manner possible in order to maximize returns to stockholders.  Our nominees, with the interests and input of stockholders in mind, will explore any viable strategic options to achieve this goal.  We believe this illustrates the primary difference between the Dialectic Group’s nominees and the incumbent directors.  The Dialectic Group’s nominees are committed to representing stockholders’ interests and responding to your concerns.   As the Company’s second largest stockholder, our interests are aligned with yours to maximize stockholder value.

On the other hand, the current Board seems more preoccupied with reacting to stockholders rather than responding to them.  The latest example of this misguided approach is the appointment of Jon Castor to the Board.  We have called on the Board to include a representative of a significant stockholder (not just of Dialectic, as the Board falsely claims) on the Board to correct the obvious misalignment of Board and stockholder interests.  What did the Board do?  Instead of appointing a true stockholder representative, the directors themselves chose a new member, not recommended by any stockholder, who holds ZERO shares.  We believe Mr. Castor’s appointment does little to address the fundamental issues we have raised or bring a fresh perspective to the Board.  Apparently, Mr. Castor agrees with us.  When we asked Mr. Castor, prior to his appointment to the Board, about his views regarding stockholder representation on the Board, Mr. Castor said there were “more pluses than minuses” and that he “like[s] input from smart people who have a stake in the game.”

It is time for a change.  You have the opportunity to vote for directors who will be proactive and will represent your best interests in the boardroom, not their own.

VOTE THE GOLD PROXY CARD TODAY

We urge all stockholders to elect our director nominees on the enclosed GOLD proxy card today.  Vote for much needed change at CMD by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker.  We urge stockholders to discard any proxy materials received from CMD and to vote only the GOLD proxy card.

Thank you for your support,

/s/ John Fichthorn

John Fichthorn

To elect the Dialectic Group’s nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Dialectic Group urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the Dialectic Group recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the white proxy, you can effectively revoke it by voting the
GOLD Proxy.  Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-285-5990

Or

Email:  info@okapipartners.com

About Dialectic Capital Management, LLC

Dialectic Capital Management, LLC is a hedge fund sponsor based in New York, New York.  It manages a multi-sector long/short equity fund.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Dialectic Capital Management, LLC (“DCM”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of California Micro Devices Corporation, a Delaware corporation (the “Company”).

DCM ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: 1-877-285-5990.

The participants in the proxy solicitation are DCM, Dialectic Capital Partners, LP (“DCP”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Antithesis Offshore, Ltd. (“DAO”), John Fichthorn, Luke Fichthorn, J. Michael Gullard (“Mr. Gullard”), Kenneth Potashner (“Mr. Potashner”) and Bryant Riley (“Mr. Riley”) (collectively, the “Dialectic Group”).

As of the date hereof, DCP beneficially owns 318,631 shares of common stock of the Company, DOF beneficially owns 186,780 shares, DAP beneficially owns 582,453 shares and DAO beneficially owns 937,147 shares.  As of the date hereof, DCM (as the investment manager of each of DCP, DOF, DAP and DAO) and John Fichthorn and Luke Fichthorn (as the managing members of DCM) are deemed to be the beneficial owners of the (i) 318,631 shares owned by DCP, (ii) 186,780 shares owned by DOF, (iii) 582,453 shares owned by DAP and (iv) 937,147 shares owned by DAO.  As of the date hereof, Messrs. Gullard, Potashner and Riley do not directly own any shares.

Each member of the Dialectic Group, as a member of a “group” with the other Dialectic Group members for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is accordingly the beneficial owner of the shares of common stock of the Company beneficially owned in the aggregate by the other members of the Dialectic Group.  Each member of the Dialectic Group disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein.

Contact:
B. Riley & Co., LLC
Salomon Kamalodine
310-689-2217